         CABOT OIL & GAS ANNOUNCES FULL YEAR AND FOURTH QUARTER RESULTS

          STRONG GAS PRICES, HEDGE POSITIONS AND INCREASED PRODUCTION
                             DRIVE PROFITS FOR YEAR

     HOUSTON, January 24, 2002 - Cabot Oil & Gas Corporation (NYSE:COG) today announced 2001 net income available to common shareholders of $56.7 million, or $1.87 per share, and discretionary cash flow of $231.2 million, or $7.64 per share, before taking into account certain selected items related to non-cash impairments of oil and gas properties, credit exposure to Enron Corp., a severance tax refund and unrealized gains on derivative instruments. (See the table below the Condensed Consolidated Statement of Operations for the after-tax amounts associated with all reported selected items.) After these selected items, reported earnings are $51.8 million, or $1.71 per share, and discretionary cash flow is $230.5 million, or $7.61 per share.

     These results surpass the 2000 net income available to common shareholders of $30.2 million, or $1.10 per share, and the discretionary cash flow of $125.0 million, or $4.56 per share, excluding the impact of selected items.

     Taken as a whole, Cabot experienced an unprecedented year. This is due to several factors, namely a 21% increase in production volumes year-over-year, the strength of realized natural gas prices and the Company's favorable hedge positions in effect from February through October.

CABOT OIL & GAS/2

     "The most important of these is the production increase, in particular the 12% increase through the drillbit resulting from our exploration program," stated Ray Seegmiller, Chairman and Chief Executive Officer. "This is the first time in our history that the Company has delivered double-digit, organic production growth reinforcing the early success of our exploration efforts."

PRODUCTION

     For the year Cabot's equivalent production totaled 81.1 Bcfe, including 6.2 Bcfe of production related to the Cody acquisition. This compares to 66.9 Bcfe produced in 2000. The Company reported fourth quarter 2001 production of 23.3 Bcfe versus 17.4 Bcfe (a 34% increase) in the comparable quarter last year. Analyzing the fourth quarter, after removing the 3.4 Bcfe associated with the Cody acquisition, production would have increased 14% over last year's comparable period. Sequentially, third quarter to fourth quarter of 2001, production increased 5% nearly all of which reflects a full three months of Cody production versus two months in the prior quarter.

PRICING

     In 2001, the Company's average realized natural gas price was $4.36 per Mcf compared to an average realization of $3.19 per Mcf in 2000. Of the $1.17 per Mcf increase in realized prices, $.49 per Mcf relates to the incremental value realized from Cabot's hedge position. Oil prices dropped nearly $2.00 per barrel from 2000 to an average of $24.91 in 2001.

     Cabot realized an average natural gas price for the fourth quarter of $2.87 per Mcf, 37% lower than the prior year. Oil price comparisons for the fourth quarter reflected the same trend with the average realized price per barrel down 32% to $20.47 per barrel in

CABOT OIL & GAS/3

2001. "We have once again entered a downturn in the energy price cycle," stated Seegmiller. "To provide some level of protection going into 2002, we have taken a defensive posture and entered into collar agreements covering approximately 60% of our anticipated natural gas production for the first four months of the year. These hedges provide us price protection at $2.50 per Mmbtu on a NYMEX equivalent basis for the early months of our 2002 budget," commented Seegmiller.

OTHER ITEMS

     Exploration expense for 2001 was $63.5 million compared to $19.9 million in 2000. "This increase relates to an expanded overall level of drilling activity which included 27 exploration wells in 2001 compared to 17 wells in 2000," said Seegmiller. In 2001, Cabot incurred $30.2 million in dry hole expense and $20.6 million in seismic costs, of which $8.9 million and $11.6 million, respectively, related to the fourth quarter (this was discussed in the January 22, 2002, press release).

     General and Administrative expense of $25.7 million for 2001 was $5.2 million higher year-over-year. This increase includes $1.2 million of transition costs associated with the assimilation of Cody Company, nearly all of which was completed by year-end. The remaining increase relates primarily to increases for incentive compensation programs totaling $1.4 million, along with increases in salaries and benefits of $1.0 million. These incremental expenses primarily relate to efforts early in the year to retain employees due to the intense competition for professional talent and the incremental personnel requirements resulting from the Cody acquisition. Fourth quarter expenses were up over the prior year for the same reasons.

     As previously announced, Cabot has taken a $2.3 million charge to bad debt in the fourth quarter. This amount relates to the Enron bankruptcy and approximates our initial estimate.

CABOT OIL & GAS/4

FOURTH QUARTER

     Because of the higher reported exploration expense and lower commodity prices, Cabot reported a fourth quarter loss of $5.9 million, or $.19 per share, and discretionary cash flow of $35.3 million, or $1.12 per share. This reported figure is after removing the impact of certain selected items including non-cash impairments of oil and gas properties, credit exposure to Enron and unrealized gains on derivative instruments. For the fourth quarter of 2000, Cabot reported net income of $18.7 million, or $.64 per share, and discretionary cash flow of $52.5 million, or $1.81 per share, excluding the impact of selected items.
After the selected items in 2001, the fourth quarter reported net loss was $10.8 million, or $.34 per share, and discretionary cash flow was $33.9 million, or $1.07 per share.

RESERVES

     Cabot presently is in the final stages of its year-end reserve audit. The Company will release the details of this audit by mid February. At this time, total proved reserves are estimated between 1,140 and 1,165 Bcfe, up from the 1,019 Bcfe at the end of 2000. The increase is due primarily to the Cody acquisition, which combined with the drillbit is expected to replace production by in excess of 250%. Finding costs for the year will be higher than last year due to increased drilling costs, the Cody acquisition, extensive investments in seismic and leasehold expected to benefit future years, along with an increase in dry hole expense.

OUTLOOK

     "What a difference 12 months make," said Seegmiller. "The industry is once again dealing with extremes. We still feel the long-term fundamentals of the natural gas market are strong. However, with the current soft market, a recovery in commodity prices during

CABOT OIL & GAS/5

the second half of the year is only a remote possibility; thus, Cabot has scaled back its drilling program but will still be testing 19 new exploration prospects." Seegmiller added, "It is anticipated there will be numerous acquisition opportunities at reasonable prices during this low price environment and we would consider reducing our drilling program to fund a good reserve acquisition with upside potential. However, we do not intend to over extend the Company's balance sheet. We believe the energy market will self correct as it has every time and those who have a long term view will benefit."

     Listen in live to Cabot Oil & Gas Corporation's full year and fourth quarter earnings discussion with financial analysts on Friday, January 25, 2002, at 9:30 AM EST at www.cabotog.com. A teleconference replay is also available at
(800) 633-8284, reservation number 20204109. The audio webcast and teleconference replay will be available from January 25 at 11:30 AM EST until February 1, 2002, at 5 PM EST.

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's internet homepage at www.cabotog.com.

                                     * * *

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.

                                     # # #

CABOT OIL & GAS RESULTS -- PAGE 6
- ---------------------------------

                                OPERATING DATA

                                                   Quarter Ended            Year Ended
                                                    December 31,           December 31,
                                                  ----------------        ---------------
                                                  2001        2000        2001       2000
                                                  ----        ----        ----       ----
NATURAL GAS (Bcf) & OIL (MBbl)
Produced Natural Gas
 Appalachia                                       4.5           4.3      17.4        17.8
 West                                             6.8           7.0      26.2        29.0
 Gulf Coast                                       8.3           4.2      25.6        14.1
                                               ------        ------    ------      ------
 Total                                           19.6          15.5      69.2        60.9

Crude/Condensate                                  601           297     1,908         953

Natural Gas Liquids                                14            19        88          37

Equivalent Production (Bcfe)                     23.3          17.4      81.1        66.9

PRICES
Average Produced Gas Sales Price ($/Mcf)
 Appalachia                                    $ 3.58        $ 4.62    $ 4.96      $ 3.24
 West                                          $ 2.31        $ 4.08    $ 3.88      $ 2.86
 Gulf Coast                                    $ 2.92        $ 5.41    $ 4.44      $ 3.79
 Total                                         $ 2.87        $ 4.58    $ 4.36      $ 3.19

Crude/Condensate Price ($/Bbl)                 $20.47        $30.23    $24.91      $26.81

WELLS DRILLED
 Gross                                             51            44       205         129
 Net                                             32.7          30.3     152.6        91.6
 Gross Success Rate                                88%           82%       88%         86%

CABOT OIL & GAS RESULTS -- PAGE 7


          CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   (In Thousands, Except Per Share Amounts)


                                                                Quarter Ended                Year Ended
                                                                 December 31,                December 31,
                                                           -----------------------    ------------------------
                                                             2001          2000          2001           2000
                                                          ---------     ----------    ---------     ----------
NET OPERATING REVENUES
  Natural Gas Production                                   $ 56,166     $   71,097     $ 301,529     $  194,185
  Crude Oil and Condensate                                   12,312          8,976        47,544         25,544
  Brokered Natural Gas                                        9,568         34,354        90,710        141,085
  Change in Derivative Fair Value                              (647)             0           142              0
  Other                                                       2,919            420         7,117          7,837
                                                           --------     ----------     ---------     ----------
                                                             80,318        114,847       447,042        368,651
OPERATING EXPENSES
  Brokered Natural Gas Cost                                   8,835         32,750        87,785        135,700
  Production and Pipeline Operations                         11,602          9,436        41,217         35,727
  Exploration                                                23,699          7,771        63,454         19,858
  Taxes Other Than Income                                     7,177          7,470        28,341         23,041
  Administrative                                              7,492          4,886        25,650         20,421
  Bad Debt                                                    2,270          2,096         2,270          2,096
  Depreciation, Depletion and Amortization                   28,421         16,595        88,422         57,809
  Impairment of Long-Lived Assets                             5,131              0         6,852          9,143
                                                           --------     ----------     ---------     ----------
                                                             94,627         81,004       343,991        303,795
Gain (Loss) on Sale of Assets                                   284            (17)           26            (39)
                                                           --------     ----------     ---------     ----------
INCOME (LOSS) FROM OPERATIONS                               (14,025)        33,826       103,077         64,817
Minority Interest in Subsidiaries                               (10)             0             4              0
Interest Expense                                              6,278          5,834        20,813         22,878
                                                           --------     ----------     ---------     ----------
Income (Loss) Before Income Taxes                           (20,293)        27,992        82,260         41,939
Income Tax Expense (Benefit)                                 (9,454)        10,920        30,413         16,467
                                                           --------     ----------     ---------     ----------
NET INCOME (LOSS)                                           (10,839)        17,072        51,847         25,472
Dividend Requirement on Preferred Stock                           0              0             0         (3,749)
                                                           --------     ----------     ---------     ----------
NET INCOME (LOSS) APPLICABLE TO COMMON                     $(10,839)    $   17,072     $  51,847     $   29,221
                                                           ========     ==========     =========     ==========
NET INCOME (LOSS) PER COMMON SHARE - BASIC                 $  (0.34)    $     0.59     $    1.71     $     1.07
                                                           ========     ==========     =========     ==========
Average Common Shares Outstanding                            31,602         29,032        30,276         27,384

RESULTS FROM RECURRING OPERATIONS
   As Reported - Net Income (Loss)
    Applicable to Common                                   $(10,839)    $   17,072     $  51,847     $   29,221
   After-Tax Impact for Selected Items:
       Change in Derivative Fair Value                         (397)                          87
       Impairment of Long-Lived Assets                       (3,145)                      (4,200)        (5,605)
       Negative Dividend - Preferred
         Stock Repurchase                                                                                 5,100
       Bad Debt Expense                                      (1,392)        (1,285)       (1,392)        (1,285)
       Severance Tax Refund                                                                  695
       Severance Costs                                                                                     (582)
       Benefit from Contract Settlement                                       (306)                       1,432
                                                           --------     ----------     ---------     ----------
   Net Income (Loss) from Recurring Operations             $ (5,905)    $   18,663     $  56,657     $   30,161
                                                           ========     ==========     =========     ==========
   Net Income (Loss) per Common Share                      $  (0.19)    $     0.64     $    1.87     $     1.10
                                                           ========     ==========     =========     ==========
   Discretionary Cash Flow (DCF)                           $ 35,292     $   52,488     $ 231,205     $  124,990
                                                           ========     ==========     =========     ==========
   DCF per Common Share                                    $   1.12     $     1.81     $    7.64     $     4.56
                                                           ========     ==========     =========     ==========

CABOT OIL & GAS RESULTS -- PAGE 8
- ---------------------------------

               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                (In Thousands)

                                                                            Dec. 31,      Dec. 31,
                                                                              2001          2000
                                                                            --------      --------
ASSETS
Current Assets                                                             $   88,455    $  110,269
Property, Equipment and Other Assets                                          988,287       625,365
                                                                           ----------    ----------
  Total Assets                                                             $1,076,742    $  735,634
                                                                           ==========    ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                                                        $  110,239    $  118,108
Long-Term Debt                                                                393,000       253,000
Deferred Income Taxes                                                         203,808       108,174
Other Liabilities                                                              18,380        13,847
Stockholders' Equity                                                          351,315       242,505
                                                                           ----------    ----------
  Total Liabilities and Stockholders' Equity                               $1,076,742    $  735,634
                                                                           ==========    ==========

                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                                 (In Thousands)

                                                              Quarter Ended              Year Ended
                                                                  Dec. 31,                  Dec. 31,
                                                             ------------------        ------------------
                                                             2001          2000        2001          2000
                                                             ----          ----        ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                        $  (10,839)   $   17,072    $  51,847    $  25,472
Income Charges Not Requiring Cash                            34,874        16,657       98,126       68,091
(Gain) Loss on Sale of Assets                                  (284)           17          (26)          39
Deferred Income Taxes                                       (13,550)        8,988       17,106       13,163
Changes in Assets and Liabilities                             1,737        (5,330)      19,928       (7,613)
Exploration Expense                                          23,699         7,771       63,454       19,858
                                                         ----------    ----------    ---------   ----------
Net Cash Provided by Operations                              35,637        45,175      250,435      119,010

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures (*)                                    (45,831)      (27,685)    (322,625)     (99,359)
Proceeds from Sale of Assets                                    931           487        6,829        3,150
Exploration Expense                                         (23,699)       (7,771)     (63,454)     (19,858)
                                                         ----------    ----------    ---------   ----------
Net Cash Used by Investing                                  (68,599)      (34,969)    (379,250)    (116,067)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Common Stock                                              0         3,507        7,748       85,104
Retirement of Preferred Stock                                     0             0            0      (51,600)
Increase (Decrease) in Debt                                  26,000        (7,000)     124,000      (24,000)
Preferred Dividends                                               0             0            0       (2,202)
Common Dividends                                             (1,264)       (1,161)      (4,801)      (4,350)
                                                         ----------    ----------    ---------   ----------
Net Cash Provided (Used) by Financing                        24,736        (4,654)     126,947        2,952

Net Increase (Decrease) in Cash and
 Cash Equivalents                                        $   (8,226)   $    5,552    $  (1,868)   $   5,895
                                                         ==========    ==========    =========   ==========
DISCRETIONARY CASH FLOW (**)                             $   33,900    $   50,505    $ 230,507    $ 124,421
                                                         ==========    ==========    =========   ==========

(*) Excludes the non-cash consideration of $49.9 million in common stock issued in connection with the acquisition of Cody Company in August 2001.

(**) Net income plus non-cash charges and exploration less preferred dividends.
     Excludes net proceeds on property sales.